800 King Street
Wilmington, DE 19801
(302) 429-3765
Exhibit F-2


April 30, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

					Re:	Atlantic City Electric Company
						SEC File Number 70-9331

Dear Sir or Madam:

	I have acted as counsel to Atlantic City Electric Company ("ACE"), a New Jersey corporation and a direct operating utility subsidiary of Conectiv, a Delaware corporation ("Conectiv"), in connection with the application/declaration on Form U-1 (File No. 70-9331), as amended by pre-effective Amendments No. 1 and 2 (hereinafter the "Application"), filed with the Securities and Exchange Commission (the "Commission"), jointly by ACE and Conectiv.

	The Application sought authorization under the Public Utility Holding Company Act of 1935, as amended (the "Act"), for: (i) ACE to solicit proxies from the holders of its outstanding shares of preferred stock; (ii) ACE to amend its charter; (iii) Conectiv to make an offer to the holders of certain series of ACE's outstanding preferred stock to acquire such shares for cash; and (iv) Conectiv to sell to ACE any preferred stock so acquired at Conectiv's purchase price, plus expenses (the "Transactions").

	In connection with this opinion, I, or attorneys in whom I have confidence, have examined the Application, the minutes of various meetings of the Board of Directors of ACE, the laws of the State of New Jersey, the certificate of incorporation and bylaws of ACE, other originals or copies, certified or otherwise identified to my satisfaction, of such other records of ACE and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of



Securities and Exchange Commission
April 30, 1999
Page Two


the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

	Based on the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that:

(a) All laws of the State of New Jersey applicable to the Transactions have been complied with by ACE, but I express no opinion as to the need to comply with state blue sky laws and express no opinion on the laws of any state except New Jersey;

(b) As the issuer of the shares of preferred stock acquired by Conectiv and then sold to and retired by ACE, ACE is validly organized and dully existing in the State of New Jersey;

(c) ACE lawfully acquired from Conectiv the shares of its preferred stock purchased by Conectiv; and

(d) The consummation of the Transactions by ACE did not violate the legal rights of the holders of any securities issued by ACE or any associate company thereof;

(e) The Transactions have been carried out in accordance with the Application.

	I hereby consent to the use of this opinion in connection with the Application.

                                             							Very truly yours,


                                             					 	/s/ Pamela D. Joseph
                                                 							Pamela D. Joseph